Exhibit 10.2

NATIONAL STORM MANAGEMENT, INC.

2005 EQUITY INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

1.             An Option to acquire 2,499,999 shares of Common Stock of National Storm Management, Inc. (hereinafter referred to as the “Company”) is hereby granted to DONALD HUMPHREY (hereinafter referred to as the “Optionee”), subject in all respects to the terms and conditions of the National Storm Management, Inc. 2005 Equity Incentive Plan (hereinafter referred to as the “Plan”) and such other terms and conditions as are set forth herein. Capitalized terms which are not defined herein shall have the meaning provided under the Plan.

2.             The Option is intended to constitute an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986.

3.             The Option price as determined by the Committee is twelve cents ($.12) per Share. The Option price may be paid in any one or a combination of cash, personal check, Shares already owned for at least six (6) months, Broker Exercise Notice or Net Issuance.

4.             a.             The Option shall vest with respect to 833,333 Shares immediately upon grant hereof, with respect to an additional 833,333 Shares on January 1, 2006, and with respect to the final 833,333 Shares on January 1, 2007, provided that the Option shall not further vest after the employment or service of the Optionee is terminated. Vested options shall be immediately exercisable provided that Optionee has repaid any outstanding loans or advances received from the Company.

b.             In the event the Optionee should be terminated for Cause, or shall Compete: (i) unexercised Options shall be immediately forfeited; and (ii) at the Company’s discretion, any Shares, or Share sale proceeds, received pursuant to this Option Agreement shall be returned to the Company and the Option price shall be repaid to the Optionee.

5.             Share issuances shall at all times be subject to the Securities Law restrictions of Section 6 of the Plan. The Option may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable federal or state securities law, or any other valid law or regulation. Without limitation, as a condition to the exercise of the Option, the Optionee shall represent to the Company that the Shares being acquired under the Option are for investment and not with a present view for distribution or resale, unless counsel for the Company is then of the opinion that such a representation is not required under any applicable law, regulation or rule of any governmental agency.

6.             The Option may not be transferred in any manner except as provided under the Plan, and generally may be exercised during the lifetime of the Optionee only by him. The terms of this Option shall be binding upon the Optionee’s executors, administrators, heirs, assigns and successors.

7.             The Optionee hereby agrees that in the event of a Registration, the Optionee shall not offer, sell, contract to sell, pledge, hypothecate, grant any option to purchase or make any short sale of, or otherwise dispose of any shares of stock of the Company or any rights to acquire stock of the Company for such period of time from and after the effective date of such registration statement as may be established by the underwriter for such public offering; provided, however, that such period of time shall not exceed one hundred eighty (180) days from the effective date of the registration statement to be filed in connection with such public offering. The Optionee shall be subject to this provision provided and only if other Plan Participants are also subject to similar arrangements.

8.             Vested Options may not be exercised more than ten (10) years after the date indicated below and may be exercised at any time during the two (2) years following termination of service. If the Option is not exercised within three (3) months after termination of service, it shall no longer be treated as an Incentive Stock Option if it was originally intended to be treated as such. The exercise of the Option shall otherwise be made in accordance with the terms and conditions set forth in the Plan.

9.             The Committee shall make all determinations concerning rights to benefits under the Plan.

Dated: May 1, 2005

NATIONAL STORM MANAGEMENT, INC.

	By:	/s/ Terry Kiefer
Committee

ATTEST:

The Optionee acknowledges that he has received a copy of the Plan and is familiar with the terms and conditions set forth therein. The Optionee agrees to accept as binding, conclusive, and final all decisions and interpretations of the Committee. As a condition of this Agreement, the Optionee authorizes the Company to withhold from any regular cash compensation payable by the Company any taxes required to be withheld under any federal, state or local law as a result of exercising this Option.

Dated: May 1, 2005

	By:	/s/ Donald Humphrey
Donald Humphrey